Exhibit 99.1

Ally Financial Reports Second Quarter 2014 Financial Results

•	Net income of $323 million, $0.54 per diluted common share
•	Adjusted EPS of $0.42
•	Core pre-tax income, excluding repositioning items, of $417 million
•	Net financing revenue improved 32 percent year-over-year
•	Consumer auto originations of $10.9 billion in the quarter, second highest in Ally history
•	Auto Finance earning assets up 7 percent and net financing revenue up 14 percent year-over-year
•	Retail deposit growth of 15 percent year-over-year; serving approximately 854,000 primary customers, up 18 percent year-over-year

NEW YORK (July 29, 2014) – Ally Financial Inc. (NYSE:ALLY) today reported net income of $323 million, or $0.54 per diluted common share, for the second quarter of 2014 compared to net income of $227 million, or $0.33 per diluted common share, in the prior quarter, and a net loss of $927 million, or a loss of $2.73 per diluted common share, for the second quarter of 2013. The company reported core pre-tax income1 of $400 million in the second quarter of 2014, compared to core pre-tax income of $336 million in the prior quarter and $201 million in the comparable prior year period. Core pre-tax income, excluding repositioning items, was $417 million for the second quarter of 2014, an increase of $205 million compared to same period last year. Adjusted earnings per diluted common share2 for the quarter were $0.42, compared to $0.34 for the previous quarter and a loss of $0.13 for the comparable prior year period.

Results for the quarter were primarily driven by strong performance from the auto finance franchise. Consumer financing originations increased to $10.9 billion, the second highest quarter in Ally’s history. Additionally, the company continued to improve its cost of funds3 by increasing retail deposits 15 percent and improving its debt structure, which resulted in an increase in net financing revenue3 of 32 percent year-over-year. Moreover, strong credit performance contributed to an approximately 30 percent decline in provision for loan loss expense year-over-year. Partially offsetting results were unprecedented weather-related losses in the insurance business. Affecting the year-over-year comparison was also the non-recurrence of a $1.6 billion one-time charge taken in the second quarter of 2013 related to the comprehensive settlement agreement in the ResCap Chapter 11 bankruptcy case.

1 Core pre-tax income reflects income from continuing operations before taxes and original issue discount (OID) amortization expense primarily from legacy bond exchanges.

2 Adjusted EPS excludes income from discontinued operations, as well as the impact of core OID from legacy bond exchanges and repositioning, net of tax, and one-time tax items.

3 Excludes OID amortization expense primarily from legacy bond exchanges.

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“Ally’s second quarter results demonstrate clear progress in our key objectives to improve profitability and drive value for our shareholders,” said Chief Executive Officer Michael A. Carpenter. “Our core auto finance franchise had an outstanding quarter, posting the second highest level of consumer auto originations in Ally’s history. Helping to drive these results were two high-water marks for the business, with the most decisioned applications in a quarter and the highest volume of used originations on record. These accomplishments speak to the strength of our franchise and our dealer-focused strategy.”

“Historically high weather losses due to severe hail storms in the Midwest during the quarter impacted results in the insurance business, but written premiums remained strong, totaling $267 million for the quarter,” continued Carpenter. “Ally Bank continued to maintain steady momentum with retail deposits growing 15 percent in the past year to total $45.9 billion, and its customer base of loyal and purposeful savers expanded 18 percent during that time.”

Carpenter concluded, “We continue to make significant headway in all three areas of focus – net interest margin expansion, expense reduction and regulatory normalization – to reach double-digit core return on tangible common equity, which improved 190 basis points since last quarter to 8.4 percent. Going forward, our continued focus will be executing upon our three-pronged approach to further increase shareholder value, as we fully exit TARP and advance our leading dealer financial services and direct banking franchises."

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Results by Segment

($ millions)

				Increase/(Decrease) vs.
	2Q 14	1Q 14	2Q 13	1Q 14	2Q 13
Automotive Finance	$461	$339	$382	$122	$79
Insurance	(23)	74	45	(97)	(68)
Mortgage	27	17	(27)	10	54
Corporate and Other (ex. OID)[1]	(48)	(91)	(189)	43	141
Core pre-tax income, excluding repositioning items[2]	$417	$339	$211	$78	$205
Repositioning items[3]	(16)	(3)	(11)	(13)	(6)
Core pre-tax income[2]	$400	$336	$201	$64	$200
OID amortization expense	53	44	61	9	(7)
Income tax expense	64	94	40	(30)	24
Income/(loss) from discontinued operations[4]	40	29	(1,027)	11	1,067
Net income (loss)	$323	$227	$(927)	$96	$1,250

ROTCE[5]	7.7%	4.9%	n/m
Core ROTCE[5]	8.4%	6.5%	3.1%
Adjusted Efficiency ratio[5]	49%	55%	67%
GAAP Earnings Per Common Share (diluted)[6]	$0.54	$0.33	$(2.73)	$0.21	$3.27
Adjusted Earnings Per Common Share[6]	$0.42	$0.34	$(0.13)	$0.08	$0.55

1. Corporate and Other primarily consists of Ally’s centralized treasury activities, the residual impacts of the company’s corporate funds transfer pricing and asset liability management activities, and the amortization of the discount associated with debt issuances and bond exchanges. Corporate and Other also includes the Corporate Finance business, certain investment portfolio activity and reclassifications, eliminations between the reportable operating segments, and certain unallocated expenses including overhead previously allocated to operations that have since been sold or discontinued.

2. Core pre-tax income, a non-GAAP financial measure, is defined as income from continuing operations before taxes and OID amortization expense primarily from bond exchanges.

3. Repositioning items for 2Q14 are primarily related to underwriting and legal fees for the company’s initial public offering. Repositioning items for 2Q13 are primarily related to final closing costs for Ally Bank’s MSR sales, which were partially offset by the reversal of a DOJ liability accrual. Refer to slide 23 of the Ally Financial Inc. 2Q Earnings Review presentation, which is available at www.ally.com/about/investor/events-presentations/ for a reconciliation to GAAP. This presentation will also be furnished on a Form 8-K with the U.S. Securities and Exchange Commission.

4. The following businesses are classified as discontinued operations: the Brazilian automotive finance operations (sale completed 4Q13); the European and the majority of the Latin American automotive finance operations (sale completed 2Q13), the Mexican insurance business, ABA Seguros (sale completed 2Q13); and the remaining international automotive finance operations, including the joint venture in China (sale announced 4Q12). In addition, 2Q 13 includes amounts associated with Ally’s comprehensive settlement agreement in the ResCap Chapter 11 bankruptcy case, net of tax benefits and sales of Ally’s international businesses.

5. See slide 23 in the Ally Financial Inc. 2Q Earnings Review presentation which is available at www.ally.com/about/investor/events-presentations/ for definitions and details. Calculations can be found on pages 21 & 22 of the 2Q2014 Financial Supplement.

6. See slide 4 in the Ally Financial Inc. 2Q Earnings Review presentation which is available at www.ally.com/about/investor/events-presentations/ for definitions and details.

Return on Average Tangible Common Equity (ROTCE)

Ally continued to make progress on its three-point plan to increase shareholder value and improve the company’s return on average tangible common equity.

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•	Net Interest Margin (NIM) Expansion: Ally continues to execute its liability management program and increase deposits, which contributed to a cost of funds reduction of 63 basis points since the prior year period. Year-over-year, net financing revenue, excluding OID, improved 32 percent and net interest margin improved 59 basis points to 2.63 percent.
•	Expense Reduction: Efforts to streamline the business continued to drive down controllable expenses, decreasing approximately $40 million year-over-year. Ally’s adjusted efficiency ratio improved to 49 percent for the quarter.
•	Regulatory Normalization: Progress continued in the quarter as Ally Bank paid a $1.5 billion dividend to its parent, Ally Financial. Ally’s Corporate Finance assets were also contributed into Ally Bank during the second quarter. Additionally, the company advanced its liability management initiative by redeploying capital to redeem a zero coupon bond, which will further reduce high-cost legacy debt.

Liquidity and Capital

Highlights

•	Improved cost of funds, excluding OID, by 63 basis points in the past year.
•	Improved preliminary second quarter 2014 capital ratios, with Tier 1 at 12.3 percent and Tier 1 Common at 9.4 percent.

Ally’s consolidated cash and cash equivalents were $5.8 billion as of June 30, 2014, down slightly from $5.9 billion at Mar. 31, 2014. Included in this quarter’s balance are: $2.2 billion at Ally Bank and $1.4 billion at the Insurance business.

Ally's total equity was $14.9 billion at June 30, 2014, up from $14.5 billion at the end of the prior quarter. The company's preliminary second quarter 2014 Tier 1 capital ratio was 12.3 percent and Ally’s preliminary Tier 1 Common capital ratio was 9.4 percent, both improving as a result of the company’s second quarter net income and reduction in disallowed deferred tax assets. Ally’s estimated fully-phased-in Basel III Common Equity Tier 1 ratio improved to 9.5 percent for the quarter.

Ally continued to execute a diverse funding strategy during the second quarter of 2014. This strategy included strong growth in deposits, which represent approximately 43 percent of Ally’s funding portfolio, and completion of new term U.S. auto securitizations totaling approximately $3.2 billion for the quarter. The company continued to successfully execute a liability management strategy to reduce high-cost legacy debt, redeeming a zero coupon bond totaling more than $535 million in the second quarter.

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Ally Bank

Highlights

•	Retail deposits grew to $45.9 billion, up $6.1 billion or 15 percent year-over-year.
•	Approximately 68 percent of Ally's total assets were funded at Ally Bank at the close of the period.
•	Customer base grew 18 percent year-over-year to approximately 854,000 primary customers.
•	Sustained strong momentum with 45 percent brand recognition and 93 percent customer satisfaction.
•	Launched iPad® app to further expand the franchise’s suite of mobile services.
•	Ranked again top 5 among customers and top 10 among non-customers in 2014 American Banker/Reputation Institute survey of bank reputations.

For purposes of quarterly financial reporting, operating results for Ally Bank, the company's direct banking subsidiary, are included within Auto Finance, Mortgage and Corporate and Other, based on its underlying business activities.

Deposits

The company remains focused on growing quality deposits through Ally Bank, which continued to build its deposit base and maintained strong customer loyalty, attracting and retaining customers with its consumer-centric value proposition. Retail deposits at Ally Bank increased to $45.9 billion as of June 30, 2014, compared to $45.2 billion at the end of the prior quarter. Year-over-year, retail deposits increased $6.1 billion, up 15 percent. Brokered deposits at Ally Bank totaled approximately $9.7 billion as of June 30, 2014, flat from the prior quarter. The Ally Bank franchise has continued strong expansion of its customer base to approximately 854,000 primary customer accounts, growing 18 percent year-over-year.

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Automotive Finance

Highlights

•	Consumer financing originations totaled $10.9 billion for the quarter, up 11 percent year-over year, marking the second highest quarterly originations total in Ally history.
•	Net financing revenue improved 14 percent versus the prior year period.
•	Automotive earning assets increased 7 percent year-over-year.
•	Strong growth in new and used originations from diversified dealers, up 48 percent year-over-year, and now accounts for 20 percent of total consumer originations.
•	Used originations totaled $3.1 billion for the period – highest in Ally history.
•	Increased average commercial auto balances to approximately $33 billion for the quarter, up 9 percent year-over-year.

Auto Finance reported pre-tax income of $461 million, for the second quarter of 2014, compared to $382 million in the corresponding prior year period. Results for the quarter were primarily driven by strong net financing revenue, due to strong lease performance and earning asset growth across all products, despite continued intense competition. While credit performance remains strong, results were partially offset by an increase in provision expense as a result of earning asset growth and portfolio seasoning, as well as increased non-interest expense to service the portfolio.

Total end-of-period earning assets for Auto Finance, comprised primarily of consumer and commercial receivables and leases, were $110 billion for the quarter. Consumer earning assets totaled $77 billion, up 7 percent year-over-year, due to continued strong origination volume. End-of-period commercial earning assets increased to $33 billion, compared to approximately $30 billion in the prior year period, as a result of higher dealer stock and growth in the dealer loan portfolio.

Consumer financing originations in the second quarter of 2014 were $10.9 billion, compared to $9.2 billion in the prior quarter and $9.8 billion in the corresponding prior year period. The originations were comprised of $4.7 billion of new retail, $3.1 billion of used retail and $3.2 billion of leases. Consumer financing origination levels in the second quarter of 2014 were driven by year-over-year growth in all channels, with very strong growth in the used and lease channels, up 23 percent and 16 percent, respectively. Notably, volume from diversified dealers grew significantly in new and used, increasing 48 percent year-over-year and accounting for 20 percent of total consumer originations. Growth in these channels has more than offset lower subvented volumes.

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Insurance

Highlights

•	Solid written premiums, totaling $267 million in the quarter for the Dealer Products and Services group, up $23 million from the first quarter.
•	Unprecedented weather-related losses due to severe hailstorms in the Midwest.

Insurance, which focuses on dealer-centric products such as extended vehicle service contracts (VSCs) and dealer inventory insurance, reported a pre-tax loss from continuing operations of $23 million in the second quarter of 2014, compared to pre-tax income of $45 million in the corresponding prior year period. This was driven by an underwriting loss of $77 million in the quarter as the result of record wholesale floorplan weather-related losses related to severe hailstorms in the Midwest. This compares to an underwriting loss of $32 million in the corresponding prior year period. Total investment income remained strong at $54 million in the second quarter of 2014, compared to $77 million in the comparable prior year period, as the result of a very strong equity market in 2013.

Mortgage

During the second quarter of 2014, Mortgage reported pre-tax income of $27 million, compared to a pre-tax loss of $27 million in the prior year period, excluding repositioning items related to costs associated with the completion of the sale of Ally Bank’s mortgage servicing rights portfolio taken in the prior year. Income was driven by improved credit performance in the held-for-investment portfolio resulting from sustained growth in home prices and runoff of the legacy portfolio. The remaining mortgage held-for-investment portfolio is less than $8 billion as of June 30, 2014, down approximately $290 million from the prior quarter.

Corporate and Other

Corporate and Other primarily consists of Ally's centralized treasury activities, the residual impacts of the company's corporate funds transfer pricing, asset liability management activities, and the amortization of the discount associated with debt issuances and bond exchanges. Corporate and Other also includes the Corporate Finance business, certain investment portfolio activity and reclassifications, eliminations between the reportable operating segments, and overhead previously allocated to operations that have since been sold or discontinued.

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Corporate and Other reported a core pre-tax loss (excluding core OID amortization expense and repositioning items) of $48 million, compared to a loss of $189 million in the comparable prior year period. Results were primarily affected by lower interest expense through the company's liability management strategy, a reduction in unsecured debt levels and refinancing other legacy debt prior to maturity. Ally’s efforts to streamline the business and reduce controllable expenses further contributed to improved results. This was partially offset by expenses associated with the company’s debt redemption during the quarter.

Core OID amortization expense totaled $53 million in the second quarter of 2014, including $7 million related to the redemption of the zero coupon bond this quarter, compared to $61 million reported in the corresponding prior year period.

Additional Financial Information

For additional financial information, the second quarter 2014 earnings presentation and financial supplement are available in the Events & Presentations section of Ally’s Investor Relations Website at http://www.ally.com/about/investor/events-presentations/.

About Ally Financial Inc.

Ally Financial Inc. (NYSE: ALLY) is a leading automotive financial services company powered by a top direct banking franchise. Ally's automotive services business offers a full suite of financing products and services, including new and used vehicle inventory and consumer financing, leasing, inventory insurance, commercial loans and vehicle remarketing services. Ally Bank, the company's direct banking subsidiary and member FDIC, offers an array of deposit products, including certificates of deposit, savings accounts, money market accounts, IRA deposit products and interest checking. Ally's Corporate Finance unit provides financing to middle-market companies across a broad range of industries.

With approximately $149.9 billion in assets as of June 30, 2014, Ally operates as a financial holding company. For more information, visit the Ally media site at http://media.ally.com or follow Ally on Twitter: @Ally.

Forward-Looking Statements

In this earnings release and in comments by Ally Financial Inc. ("Ally") management, the use of the words "expect," "anticipate," "estimate," "forecast," "initiative," "objective," "plan," "goal," "project," "outlook," "priorities," "target," "explore," "positions," "intend," "evaluate," "pursue," "seek," "may," "would," "could," "should," "believe," "potential," "continue," or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and in related charts and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.

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While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and Ally's actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Forms 10-K and 10-Q for Ally, each of which may be revised or supplemented in subsequent reports filed with the SEC. Such factors include, among others, the following: maintaining the mutually beneficial relationship between Ally and General Motors ("GM"), and Ally and Chrysler Group LLC ("Chrysler"); our ability to maintain relationships with automotive dealers; our ability to realize the anticipated benefits associated with being a financial holding company, and the significant regulation and restrictions that we are subject to; the potential for deterioration in the residual value of off-lease vehicles; disruptions in the market in which we fund our operations, with resulting negative impact on our liquidity; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in the credit ratings of Ally, Chrysler, or GM; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations (including as a result of the Dodd-Frank Act and Basel III).

Investors are cautioned not to place undue reliance on forward-looking statements. Ally undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

Contacts:

Gina Proia
646-781-2692
gina.proia@ally.com

Sarah Comstock

313-656-6954

sarah.n.comstock@ally.com

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